Exhibit 99.1

United Fire Group, Inc. Approves a Dividend Increase and Declares a Common Stock Quarterly Cash Dividend of $0.22 per Share

CEDAR RAPIDS, IOWA – May 20, 2015 – Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company" or "UFG") approved a dividend increase of ten percent and declared a common stock quarterly cash dividend of $0.22 per share. This dividend will be payable June 15, 2015, for shareholders of record as of June 1, 2015.
"United Fire Group, Inc. has consistently paid a quarterly cash dividend since 1968," stated Randy A. Ramlo, President and Chief Executive Officer. "We believe that a competitive dividend emphasizes a commitment to long-term shareholder value and creates an attractive total return for our shareholders."
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com